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                                                                   EXHIBIT 10.38
                              EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT (this "Agreement"), effective as of January 11, 1999, by and between El Paso Electric Company, a Texas corporation ("Company"), and Earnest A. Lehman ("Executive").

                                  WITNESSETH:
                                  -----------

     WHEREAS, the Board of Directors of the Company desires to employ Executive as its Vice President - Energy Services Business Unit; and

     WHEREAS, Executive is willing, on the terms and subject to the conditions provided in this Agreement, to undertake the management responsibilities contemplated herein, to furnish services to Company as provided herein, and to be subject to certain employment restrictions and obligations;

     NOW, THEREFORE, in consideration of the premises and the covenants herein contained and other good, valuable, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                             Article I.  Employment
                                         ----------

     1.1  Responsibilities and Authority.  Company hereby employs Executive to
          ------------------------------
serve as its Vice President - Energy Services Business Unit. The duties of Executive shall be those duties which can reasonably be expected to be performed by a person with the title of Vice President - Energy Services Business Unit. Executive shall report directly to the Senior Vice President - Customer & Corporate Services of the Company and shall perform such other duties as may be assigned to him by the Senior Vice President - Customer & Corporate Services or the Board of Directors as are not inconsistent with Executive's position as Vice President - Energy Services Business Unit.

     1.2  Acceptance of Employment.  Executive accepts employment by Company on
          ------------------------
the terms and conditions herein provided and agrees, subject to the terms of this Agreement, to devote substantially all of his business time to advance the business of the Company. Nothing contained in this Agreement shall be construed so as to prevent Executive from investing his personal assets in such a manner and otherwise engaging in business transactions that are not inconsistent with the interests of the Company and that will not require a substantial portion of Executive's business time or otherwise interfere with the performance of his duties hereunder.

     1.3  Employment Term.  Company hereby employs Executive for an employment
          ---------------
term of two years, beginning January 11, 1999 -and terminating on January 10, 2001 (the "Employment Term").
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     1.4  Termination.  This Agreement may be terminated, subject to the
          -----------
provisions of Article V below, at the option of either party upon the giving of at least thirty (30) days written notice to the other party.

                    Article II.  Compensation and Incentives
                                 ---------------------------

     As compensation for his services hereunder, Executive shall be paid the following:

     2.1  Base Compensation.  Commencing on January 11, 1999, Company shall pay
          -----------------
Executive a base cash salary at the aggregate initial rate of $130,000.00 per annum. Thereafter, the base salary amount will be reviewed annually by the Board of Directors, which may, in its discretion, make appropriate annual merit increases, provided, however, Executive's base cash salary shall never be less than $130,000.00 per annum. The compensation paid to Executive pursuant to this
Section 2.1 is hereinafter referred to as "Base Compensation." The Base Compensation shall be paid to Executive in accordance with the Company's existing payroll policy.

     2.2  Options.  (a)  As additional inducement for Executive to enter into
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this Agreement, Company hereby grants to Executive nontransferable Options to purchase 100,000 shares of Common Stock (the "Options") for an amount per share equal to the closing price of the Common Stock on the American Stock Exchange on January 8, 1999. The Options will be issued under the El Paso Electric Company 1996 Long-Term Incentive Plan and will be evidenced by a separate Stock Option Agreement (the "Stock Option Agreement") between Executive and the Company which agreement will provide that the maximum number of Options will be incentive stock options (the "Qualified Options") and the remainder of the Options will be non-qualified stock options (the "Non-Qualified Options").

     (b) The Stock Option Agreement will provide that twenty per cent (20%) of the Qualified Options and twenty per cent (20%) of the Non-Qualified Options shall vest in Executive each year for five (5) successive years beginning on January 2, 2000, and continuing each and every January 2 thereafter, until all such are fully vested on January 2, 2004; provided, however, that all such shall vest immediately in the event of a Triggering Event (as described in Section 6.3 below). Executive (or his legal representative) may exercise such Options any time after vesting subject to such reasonable terms and conditions as are contained in the Stock Option Agreement. All Options granted and not earlier exercised shall expire ten years from the date of the grant.


                       Article III.  Relocation Expenses
                                     -------------------

     3.1  Residence.  For so long as this Agreement shall remain in effect,
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Executive shall reside within the Company's retail electric service territory.

     3.2  Purchase of Topeka Residence.  (a)  In order to facilitate Executive's
          ----------------------------
move from Topeka, Kansas to the Company's retail electric service territory, Company hereby

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agrees, subject to the provisions of this Section 3.2, to purchase (through a relocation firm or otherwise) Executive's residence located at 3517 SW Avalon Lane, Topeka, Kansas 66604-2503 (the "Topeka Residence", the legal description of which is contained on Exhibit 3.2 attached hereto and made a part hereof for its "Appraised Value," determined in accordance with Section 3.2(b) below. Company understands that Executive has listed the Topeka Residence for sale with Prudential Realty Company, Topeka, Kansas, which listing arrangement will be honored by the Company in connection with this Section 3.2. Executive shall use his best efforts to sell the Topeka Residence during the period up to and including the date ninety (90) days from the date of execution of this Agreement (the 'Listing Period'). If the Topeka Residence is sold by Executive during the Listing Period, Company shall pay all reasonable commissions payable to Prudential Realty pursuant to the listing arrangement referenced above. If the Topeka Residence is not sold by Executive during the Listing Period, the Appraised Value shall be paid to Executive in cash, as soon as reasonably practicable after the conclusion of the Listing Period. Simultaneously with such payment, Executive agrees to convey the Topeka Residence to Company free of all mortgages and liens and to execute and deliver such title documents and instruments of transfer as the Company may reasonably require in connection with the disposition of the Topeka Residence.

     (b) The Appraised Value of the Topeka Residence shall be the average of two appraisals, each submitted by a certified real estate appraiser acceptable to both Company and Executive, if, and only if, the higher of the two appraisals does not exceed 110% of the value of the lower appraisal. If the two appraisals differ by more than this permitted amount, a third certified real estate appraiser acceptable to both the Company and Executive shall submit an appraisal and the Appraised Value of the Topeka Residence shall be equal to the median value of the three appraisals.

     3.3  Reimbursement of Moving Costs.  Company shall reimburse Executive for
          -----------------------------
all reasonable costs incurred by Executive in moving household furnishings and related personal property from his Topeka Residence, to his new residence within the Company's retail electric service territory. Executive shall submit a written estimate of the cost of such move to Mr. Michael Blough, Vice President
- Administration, for prior approval. Company shall promptly reimburse Executive for all such costs upon submission by Executive of a final expense report detailing such expenses.

     3.4  Lease of Corporate Apartment.  Upon Executive's relocation to the
          ----------------------------
Company's retail electric service territory, Company shall reimburse Executive for the cost of a stay (up to sixty days) in a corporate apartment acceptable to Company and Executive, if it is necessary for Executive to utilize such a service.


                             Article IV.  Benefits
                                          --------

     4.1  Benefits.  In addition to the Base Compensation required to be paid to
          --------
Executive hereunder, Executive shall receive the benefits (the "Benefits") described on Exhibit 4.1 attached hereto and made a part hereof for all purposes.

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     4.2  Beneficiaries.  Executive shall have the absolute right to designate
          -------------
the beneficiary or beneficiaries to receive all payments and employee benefits described in this Agreement which may be payable or available in the event of Executive's death.

     4.3  Reimbursement of Expenses.  Executive will be promptly reimbursed by
          -------------------------
Company for all reasonable and necessary expenses incurred by Executive on behalf of, and in connection with, the business of Company.


                            Article V.  Termination
                                        -----------

     5.1  Acceleration of Payments.  In the event of the occurrence of a
          ------------------------
"Triggering Event" (as defined in Section 6.3 below), Company shall pay to Executive upon the fifth business day after the giving of written demand from the Executive to Company, a lump sum cash payment equal to the sum of (i) the greater of (x) the balance of the Base Compensation due to Executive for the remainder of the Employment Term and (y) the product obtained by multiplying Executive's then current monthly Base Compensation by six (6) (including in each case, without limitation, accrued but unused vacation time), plus (ii) earned but unpaid bonuses, plus (iii) any other payments due to Executive pursuant to any Benefits. Executive will forfeit the unvested Options described in Section
2.2 above, and Executive will have not less than 90 days to exercise the vested Qualified Options and not less than 120 days to exercise the vested Non-Qualified Options.

     5.2  Continuation of Benefits.  In the event of any termination of this
          ------------------------
Agreement, except voluntary termination by Executive which is not for "Good Reason" prior to January 11, 2001, for a period of two years from the date of such termination the Company shall maintain full coverage for Executive and his surviving spouse, if any, under all group medical and dental plans in which Executive was entitled to participate immediately prior to the termination, provided that his continued participation is possible under the general terms and provisions of such plans. In the event that Executive's participation in any such plan or program is barred, Company shall arrange to provide Executive and such surviving spouse with benefits substantially similar to those which they are entitled to receive under such plans. While Executive continues to participate in any such plan or receive any such benefit, he shall continue to pay employee premiums at the level of such premiums in force at the time of such termination. Executive and Company hereby expressly acknowledge that all eligibility periods under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") shall run from the termination of this Agreement and provision of benefits by the Company during the two year period following termination shall not extend the period during which Executive can elect to participate under COBRA.

     5.3  Termination Upon Death.  In the event of Executive's death, this
          ----------------------
Agreement will terminate upon the first day of the month following Executive's date of death, and his surviving spouse, if any, shall be entitled to the benefits described in Section 5.2 above and to all other benefits described in this Agreement or otherwise available to Executive which may be payable or available in the event of Executive's death. Any unvested

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Options described in Section 2.2 above shall be forfeited, and Executive's surviving spouse or legal representative shall have not less than 90 days to exercise the vested Qualified Options and not less than 120 days to exercise vested Non-Qualified Options.

     5.4  Termination Upon Total Disability.  (a)  Company may terminate this
          ---------------------------------
Agreement by reason of Executive's "Total Disability" upon at least 30 days' written notice to Executive, in which event Company shall pay Executive the amounts set forth in Section 5.1 above and, subject to the standards and restrictions governing employee disabilities in general under the Company's medical plans, Executive shall be entitled to the benefits set forth in Section
5.2 above. As used herein, "Total Disability" means illness or other physical or mental disability of Executive which shall continue for a period aggregating at least six months during any 12-month period, which such illness or disability shall make it impossible or impracticable for Executive to substantially perform his duties and responsibilities hereunder with whatever reasonable accommodation may be required by applicable law. If a disagreement arises between Executive and Company as to whether Executive is suffering from "Total Disability," as defined herein, the question of Executive's disability shall be determined by a physician designated by a majority of the Board of Directors.

     (b) In the event of a termination of this Agreement by Company pursuant to subparagraph (a) above, Executive will forfeit any right to unvested Options described in Section 2.2 above, and Executive will be paid those benefits provided by Company's disability insurance coverage as described on Exhibit 4.1. Executive shall have not less than 90 days to exercise vested Qualified Options and not less than 120 days to exercise vested Non-Qualified Options.

     5.5  Constructive Termination by Company.  As used herein, "constructive
          -----------------------------------
termination" shall mean any one or more of the events constituting "Good Reason" if not remedied by Company within 15 business days after receipt by Company of written notice from Executive of such event of constructive termination. Executive's continued employment with Company shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting constructive termination hereunder.

     5.6  Termination by Company for Cause.  Pursuant to the procedure set forth
          --------------------------------
in the definition of "Cause" in Section 6.1 below, Company shall be entitled to terminate Executive's employment for Cause, in which event Executive will no longer be entitled to his Base Compensation, will forfeit the unvested Options as described in Section 2.2 above, and, if such termination occurs before July 11, 1999, will forfeit the benefits described in Section 5.2 above. Notwithstanding the foregoing, if Executive disputes such termination for Cause, Executive may require the Company to resolve the dispute pursuant to the procedure set forth in Article VII of this Agreement. As provided in Section
7.4 below, Executive's Base Compensation, the grant of Options described in
Section 2.2 above, and all Benefits to which Executive would otherwise be entitled, including but not limited to group medical and dental coverage, shall continue to be made currently available to Executive pending final resolution of the dispute.

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                            Article VI.  Definitions
                                         -----------

     For purposes of this Agreement and in addition to any other defined terms herein, the following terms shall have the indicated meanings:

     6.1  Cause.  (a)  "Cause" shall mean any act of dishonesty, commission of a
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felony, significant activities harmful to the reputation of the Company, repeated refusal to perform or substantial disregard of duties properly assigned by the Senior Vice President - Customer & Corporate Services or the Board of Directors (following notice thereof to the Executive), or significant violation of any statutory or common law duty of loyalty to the Company.

          (b) Notwithstanding the foregoing and subject to the resolution of any disputes pursuant to Articles V and VII, the Executive shall in no event be deemed to have been terminated for Cause unless and until there shall have been delivered to him a termination notice in the form of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors specifying the reason for such termination at a meeting of such Board duly called and held.

     6.2  Good Reason.  "Good Reason" shall mean the occurrence of any of the
          -----------
following events without Executive's express written consent:

          (a) A substantial and adverse change in the Executive's duties, control, authority, status or position, or the assignment to the Executive of any duties or responsibilities which are inconsistent with such status or position, or a reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, relocation of Executive's office to a location more than 100 miles from Executive's original office with Company, loss of significant authority, power or control, or any removal of him from or any failure to reappoint or reelect him to such positions, except in connection with the termination of his employment for "Cause" (as defined in Section 6.1 (a)) or "Total Disability" (as defined in Section 5.4), or as a result of his death;

          (b) A reduction by Company for any reason in Executive's Base Compensation or in the grants of Options described in section 2.2 above, or a substantial and adverse change in Executive's Benefits; or

          (c) Any material breach by Company of any provisions of this Agreement.

     6.3  Triggering Event.  "Triggering Event" shall mean the termination by
          ----------------
Executive of Executive's employment hereunder after the occurrence of Good Reason; or the actual or constructive termination of this Agreement by the Company for any other reason other than:

          (a) Executive's voluntary termination (except a voluntary termination for "Good Reason" as defined in Section 6.2 above); or

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

          (b) Termination of employment in the event of Executive' s death (under Section 5.3 above); or in the event of Executive's "Total Disability" under Section 5.4 above; or

          (c) Termination of employment for "Cause" as defined in Section 6.1 above.


                    Article VII.  Arbitration and Mediation
                                  -------------------------

     7.1  Mediation.  Any dispute arising hereunder between Executive and
          ---------
Company (including any dispute over whether Company has properly terminated Executive for Cause) which cannot be resolved by them to their mutual satisfaction within a period of fourteen days, unless mutually extended, shall first be submitted to mediation in El Paso, Texas, to a mediator selected pursuant to the rules of the American Arbitration Association ("AAA"). All costs of mediation incurred by Executive will be paid by the Company.

     7.2  Arbitration. If such mediation shall not result in an agreed
          -----------
          settlement between the parties, the dispute will be promptly submitted to binding arbitration (conducted in El Paso, Texas, by a panel of three arbitrators) in accordance with the rules of the AAA then in effect. The results of such arbitration shall be binding and conclusive upon the parties hereto, and judgment on the award may be entered at the instance of either party in any court of competent jurisdiction. The dispute resolution procedure set forth in this
          Section 7.2 may be initiated by either party upon five business days prior written notice to the other and after failure to resolve the dispute after the expiration of the 14 day time period referred to in
          Section 7.l.

     7.3  Proceedings.  Unless otherwise expressly agreed in writing by the
          -----------
parties to the arbitration proceedings:

          (a) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, as amended from time to time;

          (b) Any procedural issues not determined under the arbitral rules selected pursuant to item (a) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

          (c) All costs of the arbitration proceedings incurred by Executive (including the fees of attorneys and expert witnesses and all other costs) shall be borne by the Company regardless of the outcome of the proceeding; and

          (d) The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid

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

in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

          7.4  Continuation of Payments/Benefits.  Until final resolution of any
               ---------------------------------
dispute between Company and Executive, the Company shall continue to pay to Executive the Base Compensation under Section 2.1, and the Options shall continue to vest in Executive pursuant to Section 2.2 above.

          7.5  Acknowledgement of Parties.  Each party acknowledges that he or
               --------------------------
it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.


                          Article VIII.  Miscellaneous
                                         -------------

          8.1  Notices.  Any notice, demand or request to be given hereunder to
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either party hereto shall be deemed given and effective only if in writing and either (1) delivered personally to Executive or (in case of a notice to Company) to the Secretary of the Company, or (2) sent by certified or registered mail, postage prepaid, to the addresses set forth on the signature page hereof or to such other address as either party may hereafter specify to the other by notice similarly served.

          8.2  Governing Law.  This Agreement shall be construed and enforced in
               -------------
accordance with the laws of the State of Texas.

          8.3  Modification.  No modification or waiver of any provision hereof
               ------------
shall be made unless it be in writing and signed by both of the parties hereto.

          8.4  Scope of Agreement.  This Agreement constitutes the whole of the
               ------------------
agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement.

          8.5  Indemnification.  The Company shall provide Executive with the
               ---------------
same indemnification and insurance protection provided by Company from time to time to all of its officers and directors, whether pursuant to that Indemnity Agreement attached hereto as Exhibit 8.5 or otherwise.

          8.6  Tax Payments, Withholdings and Reporting. Executive recognizes
               ----------------------------------------
that the payments and benefits provided under this Agreement may result in taxable income to him which Company and its affiliates will report to the appropriate taxing authorities. Company shall have the right to deduct from any payment made under this Agreement to Executive, any federal, state, local or foreign income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided thereunder or to require payment from Executive which he agrees to pay upon demand, for the purpose of satisfying any such withholding requirement.

          8.7  Separate Counsel.  Executive acknowledges that he has been
               ----------------
advised by Company that before he signs this Agreement he should consult with an attorney.

          8.8  Successors and Assigns.  The terms and provisions of this
               ----------------------
Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on ____________________, _______________.



                                          EL PASO ELECTRIC COMPANY
                                          123 W. Mills St.
                                          El Paso, Texas 79901

                                          By:
                                             -------------------------
                                             Authorized Officer

                                                            COMPANY

                                          EARNEST A. LEHMAN
                                          3517 SW Avalon Lane
                                          Topeka, Kansas 66604-2503

                                          ----------------------------
                                                            EXECUTIVE

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                                  EXHIBIT 4.1

                              SCHEDULE OF BENEFITS

                                      FOR

                               EARNEST A. LEHMAN

 . Participation in the El Paso Electric Company Retirement Income Plan, as amended from time to time and other qualified plans covering executive officers of the Company from time to time.

 . All other insurance coverages, including without limitations, any disability, life and accident coverage, extended to non-bargaining employees from time to time.

 . Annual physical coverage as previously structured for senior management of the Company.

 . Waiver of waiting periods for health insurance coverage for Executive and Executive's family.

 . Annual paid vacation of four (4) weeks per year or such greater vacation benefits as may be provided generally to executive officers of the company.

 .  Personal use of cellular phone and related service.

 .  Car allowance of $250 per month.

 . All other benefits to which executive officers of the company are entitled from time to time.


EL PASO ELECTRIC COMPANY                          EARNEST A. LEHMAN


By:
   ---------------------                          -----------------
   Authorized Officer
                 COMPANY                                  EXECUTIVE